Exhibit 107

Calculation of Filing Fee Table

425(b)(5)

(Form Type)

Dell Technologies Inc.

Dell International L.L.C.

EMC Corporation

Dell Inc.

Denali Intermediate Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	5.250% Senior Notes 2028	Rule 457(r)	$1,000,000,000	99.955%	$999,550,000	$110.20 per $1,000,000	$110,150.41
	Debt	5.750% Senior Notes 2033	Rule 457(r)	$1,000,000,000	99.788%	$997,880,000	$110.20 per $1,000,000	$109,966.38

	Total Offering Amounts					$1,997,430,000		$220,116.79

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$220,116.79